Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES THIRD QUARTER 2011 RESULTS

BOCA RATON, Fla., October 25, 2011 — Office Depot, Inc. (NYSE: ODP), celebrating 25 years as a leading global provider of office supplies and services, today announced results for the fiscal quarter ending September 24, 2011.

THIRD QUARTER RESULTS 1

Total Company sales for the third quarter of 2011 were $2.8 billion, a 2% decrease compared to the third quarter of 2010. Excluding sales related to dispositions and deconsolidation in the fourth quarter of 2010 and an acquisition in the first quarter of 2011, constant currency sales in the third quarter of 2011 decreased 3% compared to the same period in the prior year.

The Company reported net earnings, after preferred stock dividends, of $92 million or $0.28 per diluted share in the third quarter of 2011, compared to $32 million or $0.12 per share in the third quarter of 2010.

Third quarter 2011 results included approximately $6 million of charges primarily related to restructuring activities and other costs intended to improve efficiency and benefit operations in future periods, as well as a benefit from the reversal of approximately $99 million of combined tax and interest accruals for uncertain tax positions. Excluding these charges and the benefit from the reversal of accruals, the Company would have had a net loss, after preferred stock dividends, of about $700 thousand or zero cents per share in the third quarter of 2011. Reported earnings for the third quarter of 2010 also included significant tax and interest expense benefits that positively impacted earnings by $0.14 per share. Gross margin increased approximately 150 basis points in the third quarter of 2011 compared to the third quarter of 2010, with increases recognized in all Divisions.

Total Company operating expenses increased $15 million in the third quarter of 2011, when compared with the prior year. Total Company operating expenses in the third quarter of 2011, when adjusted for charges, foreign exchange, acquisition and dispositions, would have decreased by $1 million compared with the prior year.

Earnings before interest and taxes, adjusted for charges, of $30 million in the third quarter of 2011, compared to $20 million in the prior year period.

[1]

Includes non-GAAP information. Third quarter 2011 results include charges from restructuring and business process improvement activities, and a benefit from the reversal of tax and interest accruals for uncertain tax positions. Third quarter 2010 results include tax and interest benefits from the settlement of tax positions. Additional information is provided in our Form 10-Q for the fiscal quarter ending September 24, 2011. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

The effective tax rate for the third quarter of 2011 was -139% compared to -155% for the same period in 2010. The third quarter of 2011 effective tax rate includes the reversal of $66 million in accruals for uncertain tax positions. The third quarter of 2010 effective tax rate includes tax benefits from the settlement of tax positions and filing adjustments of approximately $33 million.

“I’m pleased with the traction we’re getting in our North American businesses despite a lackluster U.S. economy,” said Neil Austrian, Office Depot’s Chairman and Chief Executive Officer. “The successful execution of our key business initiatives is beginning to move the needle.”

THIRD QUARTER DIVISION RESULTS

North American Retail Division

Third quarter 2011 sales in the North American Retail Division were $1.2 billion, down 4% from the prior year. Comparable store sales in the 1,108 stores that have been open for more than one year decreased 2% for the third quarter of 2011. The decline in comparable sales of computers and related products which began in the later part of the second quarter of 2011 continued during the third quarter and contributed significantly to the Division’s overall comparable sales decline. Positive comparable sales were reported in supplies, back-to-school essentials, Tech Depot Services and Copy and Print Depot. Furniture sales were essentially flat. Average order value was slightly negative and customer transaction counts declined approximately 2% compared to the same period last year. The decline in total sales for the third quarter also reflects the closing of stores in Canada during the second quarter of 2011.

The North American Retail Division reported an operating profit of approximately $42 million in the third quarter of 2011, compared to approximately $30 million in the same period of 2010. The increase reflects gross margin improvements from a higher sales mix of supplies and less technology products, better management of pricing and promotions, and lower property costs. These benefits were partially offset by the negative flow-through impact of lower sales, as well as higher expenses incurred during the quarter to fund key initiatives.

At the end of the third quarter of 2011, Office Depot operated 1,132 stores in the U.S. and Puerto Rico. The Division opened three new stores and closed two stores during the third quarter.

North American Business Solutions Division

Third quarter 2011 sales in the North American Business Solutions Division were $821 million, a 2% decrease compared to the third quarter of 2010. Average order value was flat and customer transaction counts were lower. Third quarter 2011 sales in the direct channel were flat, compared to the same period in 2010, while sales in the contract channel declined 3%, consistent with the declines experienced earlier in the year from customers not retained during the January 2011 transition to new public sector purchasing consortiums. Contract channel sales to large accounts and the Federal government increased, and sales to small- to medium-sized businesses decreased slightly. Sales of supplies, including paper and ink and toner, were lower, partially offset by increases in sales in the cleaning and break room categories.

The North American Business Solutions Division reported operating profit of approximately $39 million in the third quarter of 2011, compared to $25 million in the same period of the prior year. This increase reflects higher gross margins, operational improvements and expense management. Initiatives put in place in prior quarters to improve the Division’s overall cost structure contributed to lower distribution, advertising and payroll expenses.

International Division

Third quarter 2011 sales in the International Division were $783 million, reflecting an increase of 1% in U.S. dollars and a decrease of 7% in constant currencies compared to the third quarter of 2010. Excluding the revenue impact from the fourth quarter 2010 dispositions and deconsolidation, as well as the first quarter 2011 acquisition, constant currency sales were 2% lower than the comparable period of the prior year. The contract channel sales in constant currency increased overall with growth in the U.K. and Germany being partially offset from weakness in sales in the public sector in other European countries. Third quarter 2011 sales in the direct channel were lower across the Division. The retail channel sales decreased, excluding sales from the Division’s business in Israel that was divested in late 2010 and the first quarter 2011 acquisition in Sweden.

The International Division reported third quarter 2011 operating profit of approximately $19 million compared to $30 million in the same period of 2010. Included in this measure of Division operating profit is approximately $4 million of charges related to restructuring and process improvement activities. The charges primarily relate to severance and accrued lease costs, as well as costs incurred to drive process improvements. The remaining decline in Division operating profit reflects the negative flow-through impact of lower constant currency sales as well as the absence of earnings in 2011 from the Division’s divested business in Israel included in 2010 results. Also, certain pricing issues experienced in one European region during the first half of 2011 have improved but are not fully corrected.

The movement in exchange rates positively impacted operating profit in U.S. dollars by approximately $1 million for the third quarter of 2011 compared to the same period in 2010.

Other Matters

At the end of the third quarter of 2011, the Company had $766 million of availability under the Amended Credit Agreement and $453 million in cash and cash equivalents on hand, for a total of $1.2 billion in available liquidity.

Additional information on the Company’s third quarter 2011 results can be found in our Form 10-Q filed with the Securities and Exchange Commission on October 25, 2011. Additional information on the Company’s third quarter results can also be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Celebrating 25 years as a leading global provider of office supplies and services, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides supplies and services to its customers through 1,656 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.6 billion, and employs about 40,000 associates around the world. The Company provides more office supplies and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 58 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 24, 2011	December 25, 2010	September 25, 2010
Assets
Current assets:
Cash and cash equivalents	$452,652	$627,478	$678,717
Receivables, net	918,580	963,787	987,013
Inventories	1,124,013	1,233,657	1,183,854
Prepaid expenses and other current assets	165,620	203,020	163,119

Total current assets	2,660,865	3,027,942	3,012,703
Property and equipment, net	1,081,905	1,157,013	1,219,151
Goodwill	61,608	19,431	19,431
Other intangible assets	36,752	21,840	22,634
Deferred income taxes	37,913	33,319	81,395
Other assets	291,448	309,892	313,628

Total assets	$4,170,491	$4,569,437	$4,668,942

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$877,090	$1,080,276	$1,045,121
Accrued expenses and other current liabilities	1,039,776	1,188,233	1,170,788
Income taxes payable	4,052	2,568	6,653
Short-term borrowings and current maturities of long-term debt	35,253	72,368	73,475

Total current liabilities	1,956,171	2,343,445	2,296,037
Deferred income taxes and other long-term liabilities	464,586	514,218	582,081
Long-term debt, net of current maturities	647,674	659,820	657,164

Total liabilities	3,068,431	3,517,483	3,535,282

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $368,516 in 2011 and 2010	355,979	355,979	355,979

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 286,382,961 in 2011, 283,059,236 in December 2010 and 282,982,123 in September 2010	2,864	2,831	2,830
Additional paid-in capital	1,143,938	1,161,409	1,164,525
Accumulated other comprehensive income	216,273	223,807	205,761
Accumulated deficit	(559,474)	(634,818)	(535,407)
Treasury stock, at cost – 5,915,268 shares in 2011 and 2010	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	745,868	695,496	779,976
Noncontrolling interest	213	479	(2,295)

Total stockholders’ equity	746,081	695,975	777,681

Total liabilities and stockholders’ equity	$4,170,491	$4,569,437	$4,668,942

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
Sales	$2,836,737	$2,899,717	$8,519,838	$8,671,162
Cost of goods sold and occupancy costs	1,981,717	2,070,534	5,992,578	6,161,560

Gross profit	855,020	829,183	2,527,260	2,509,602

Store and warehouse operating and selling expenses	672,621	665,905	2,013,170	1,998,339
General and administrative expenses	163,282	154,965	492,608	475,043

Operating profit	19,117	8,313	21,482	36,220

Other income (expense):
Interest income	317	2,513	1,158	3,493
Interest expense	17,306	(6,093)	(19,512)	(40,456)
Miscellaneous income, net	5,536	11,189	19,869	21,969

Earnings before income taxes	42,276	15,922	22,997	21,226

Income tax benefit	(58,573)	(24,700)	(52,346)	(32,496)

Net earnings	100,849	40,622	75,343	53,722

Less: Net loss attributable to the noncontrolling interest	(23)	(632)	(1)	(1,066)

Net earnings attributable to Office Depot, Inc.	100,872	41,254	75,344	54,788

Preferred stock dividends	9,213	9,210	27,639	27,898

Net earnings available to common shareholders	$91,659	$32,044	$47,705	$26,890

Earnings per share:
Basic	$0.29	$0.12	$0.17	$0.10
Diluted	0.28	0.12	0.17	0.10

Weighted average number of common shares outstanding:
Basic	278,559	275,956	277,627	275,170
Diluted	357,036	275,956	277,627	275,170

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended
	September 24,	September 25,
	2011	2010
Cash flows from operating activities:
Net earnings	$75,343	$53,722
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	157,761	155,681
Charges for losses on inventories and receivables	42,834	42,784
Changes in working capital and other	(255,945)	(70,301)

Net cash provided by operating activities	19,993	181,886

Cash flows from investing activities:
Capital expenditures	(89,143)	(120,469)
Acquisition, net of cash acquired	(72,667)	(10,952)
Release of restricted cash	46,509	—
Proceeds from assets sold and other	7,891	25,824

Net cash used in investing activities	(107,410)	(105,597)

Cash flows from financing activities:
Proceeds from exercise of stock options	784	2,226
Acquisition of noncontrolling interests	(1,262)	(21,786)
Share transactions under employee related plans	(695)	(1,281)
Preferred stock dividends	(27,639)	(18,688)
Debt related fees	(9,945)	(4,688)
Net proceeds (payments) on long- and short-term borrowings	(58,583)	(2,669)

Net cash used in financing activities	(97,340)	(46,886)

Effect of exchange rate changes on cash and cash equivalents	9,931	(10,584)

Net decrease in cash and cash equivalents	(174,826)	18,819
Cash and cash equivalents at beginning of period	627,478	659,898

Cash and cash equivalents at end of period	$452,652	$678,717

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

	00000000	00000000	00000000	00000000	00000000
Q3 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$855.0	30.1%	$—	$855.0	30.1%
Operating expenses	$835.9	29.5%	$(5.8)	$830.1	29.3%
Operating profit (loss)	$19.1	0.7%	$5.8	$24.9	0.9%
Net earnings (loss) available to common shareholders	$91.6	3.2%	$(92.3)	$(0.7)	—%

Diluted earnings (loss) per share	$0.28		$(0.28)	$—

Q3 2010	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$829.2	28.6%	$—	$829.2	28.6%
Operating expenses	$820.9	28.3%	$—	$820.9	28.3%
Operating profit (loss)	$8.3	0.3%	$—	$8.3	0.3%
Net earnings (loss) available to common shareholders	$32.0	1.1%	$(38.5)	$(6.5)	(0.2)%

Diluted earnings (loss) per share	$0.12		$(0.14)	$(0.02)

YTD 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$2,527.3	29.7%	$0.5	$2,527.8	29.7%
Operating expenses	$2,505.8	29.4%	$(33.7)	$2,472.1	29.0%
Operating profit (loss)	$21.5	0.3%	$34.2	$55.7	0.7%
Net earnings (loss) available to common shareholders	$47.7	0.6%	$(64.6)	$(16.9)	(0.2)%

Diluted earnings (loss) per share	$0.17		$0.23	$(0.06)

YTD 2010	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$2,509.6	28.9%	$—	$2,509.6	28.9%
Operating expenses	$2,473.4	28.5%	$—	$2,473.4	28.5%
Operating profit (loss)	$36.2	0.4%	$—	$36.2	0.4%
Net earnings (loss) available to common shareholders	$26.9	0.3%	$(38.5)	$(11.6)	(0.1)%

Diluted earnings (loss) per share	$0.10		$(0.14)	$(0.4)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

	Q3 2011	Q3 2010
Cash Flow Summary
Net cash provided by (used in) operating activities	$168.0	$147.2
Net cash provided by (used in) investing activities	(28.5)	(29.2)
Net cash provided by (used in) financing activities	(58.3)	(30.0)
Effect of exchange rate changes on cash and cash equivalents	(2.7)	12.8

Net increase (decrease) in cash and cash equivalents	$78.5	$100.8

Free Cash Flow
Net cash provided by (used in) operating activities	$168.0	$147.2
Less: Capital expenditures	28.7	37.3

Free Cash Flow	$139.3	$109.9

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$78.5	$100.8
Less: Net cash provided by (used in) financing activities	(58.3)	(30.0)

Cash Flow Before Financing Activities	$136.8	$130.8

	YTD 2011	YTD 2010
Cash Flow Summary
Net cash provided by (used in) operating activities	$20.0	$181.9
Net cash provided by (used in) investing activities	(107.4)	(105.6)
Net cash provided by (used in) financing activities	(97.3)	(46.9)
Effect of exchange rate changes on cash and cash equivalents	9.9	(10.6)

Net increase (decrease) in cash and cash equivalents	$(174.8)	$18.8

Free Cash Flow
Net cash provided by (used in) operating activities	$20.0	$181.9
Less: Capital expenditures	89.1	120.5

Free Cash Flow	$(69.1)	$61.4

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(174.8)	$18.8
Less: Net cash provided by (used in) financing activities	(97.3)	(46.9)

Cash Flow Before Financing Activities	$(77.5)	$65.7

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Third quarter		Year-to-Date
(Dollars in millions)	2011	2010	2011	2010
Sales	$1,232.7	$1,280.1	$3,633.4	$3,728.5
% change	(4)%	(1)%	(3)%	(3)%

Division operating profit	$41.9	$29.7	$102.4	$111.3
% of sales	3.4%	2.3%	2.8%	3.0%

North American Business Solutions Division

	Third quarter		Year-to-Date
(Dollars in millions)	2011	2010	2011	2010
Sales	$820.9	$841.8	$2,430.4	$2,492.7
% change	(2)%	(4)%	(2)%	(6)%

Division operating profit	$39.1	$25.1	$100.4	$59.3
% of sales	4.8%	3.0%	4.1%	2.4%

International Division

	Third quarter		Year-to-Date
(Dollars in millions)	2011	2010	2011	2010
Sales	$783.2	$777.8	$2,456.0	$2,450.0
% change	1%	(10)%	—%	(4)%
% change in constant currency	(7)%	(3)%	(6)%	(3)%

Division operating profit	$19.5	$29.7	$59.9	$90.2
% of sales	2.5%	3.8%	2.4%	3.7%

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		39 Weeks Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
Store Statistics

United States and Canada:
Store count:
Stores opened	3	3	8	14
Stores closed	2	5	23	16
Stores relocated	3	2	9	2
Total U.S. and Canada stores	1,132	1,150	1,132	1,150

North American Retail Division square footage:	26,827,349	27,746,367
Average square footage per NAR store	23,699	24,127
International Division company-owned:
Store count:
Stores opened	—	2	3	6
Stores closed	1	1	8	2
Stores acquired	—	—	40	—
Total International company-owned stores	132	141	132	141